Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Management Change

LONDON and SALT LAKE CITY – 28 May 2024 – Renalytix plc (NASDAQ: RNLX) (LSE: RENX) announces that O. James Sterling will step down from his role as Chief Financial Officer of the Company as of 24 May 2024 and will remain at the Company until 10 June 2024. The Board has appointed Joel R. Jung as Interim Chief Financial Officer, effective immediately while a handover period takes place.

Previously, Mr. Jung served as Chief Financial Officer at Minerva Surgical, Inc. from July 2020 to February 2024. Mr. Jung served as a financial consultant to several life sciences companies from October 2018 to July 2020. From October 2018 to June 2019, Mr. Jung held various positions at uBiome, Inc., including as Chief Financial Officer from March 2019 to June 2019. Prior to that, Mr. Jung served as the Chief Financial Officer for four companies including Counsyl, Inc. (acquired by Myriad Genetics, Inc.), Bionano Genomics, Inc., AgraQuest, Inc. (acquired by Bayer CropScience), and Celera Corporation. Mr. Jung holds a B.S. Degree in Aeronautical Engineering from Purdue University and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

James McCullough, Chief Executive Officer of Renalytix, commented: “We are pleased with the breadth of cost reductions we have been able to achieve in this fiscal year, as we continue our work to align the business for commercial adoption with the inclusion of KidneyIntelX in clinical guidelines. We are fortunate to have crossed all the key milestones necessary to become a standard of care in chronic disease – FDA approval, broad reimbursement, outcomes data and clinical guidelines. We are incredibly grateful to O. James Sterling for his contribution to Renalytix since inception, but we now move into a new phase for the business. Whilst we remain focused on optimizing shareholder value, we are now well-positioned to become a sales and marketing play in a large and open market space.”

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea
Harry Billen
Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited Paul McManus / Alice Woodings / Charlotte Edgar	Tel: 020 7933 8780 or renalytix@walbrookpr.com Mob: 07980 541 893 / 07407 804 654 / 07884 664 686

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.